NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Announces Reverse Stock Split

JACKSONVILLE, Fla., March 29, 2016 -- ParkerVision, Inc. (Nasdaq:PRKR) (the “Company”), a developer, manufacturer and marketer of semiconductor technology solutions for wireless applications, announced today that effective at 5:00 pm, Eastern Time, on March 29, 2016 (“Effective Date”), the Company will effect a one-for-ten reverse stock split of its outstanding common stock.  The Company's common stock will open for trading on the NASDAQ Capital Market on March 30, 2016 on a post-split basis.
The reverse stock split is intended to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market. As a result of the reverse stock split, every ten shares of the Company's common stock issued and outstanding on the Effective Date will be combined into one issued and outstanding share. To the extent that the reverse stock would otherwise result in the Company issuing a fractional share, such fractional share will be rounded up to the next highest whole share. In connection with the reverse stock split, there will be no change in the nominal par value per share of $0.01. The number of shares of common stock that the Company is authorized to issue will be reduced proportionately from 150,000,000 to 15,000,000.
Trading of the Company's common stock on the NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Wednesday, March 30, 2016, under the existing trading symbol "PRKR" and under a new CUSIP number 701354 300. The reverse stock split reduces the number of shares of the Company's common stock outstanding from approximately 114.7 million pre-reverse split shares to approximately 11.5 million post-reverse split.
The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), to act as its exchange agent for the reverse stock split. AST will provide shareholders of record as of the Effective Date a letter of transmittal providing instructions for the exchange of their stock certificates. Shareholders owning shares via a broker or other nominee will have their positions adjusted to reflect the reverse stock split, without being required to take any action in connection with the reverse stock split.
The reverse stock split was approved by the Company's Board of Directors on March 23, 2016 and does not require the approval of the Company’s shareholders.
About ParkerVision
ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhance performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Fla. For more information, please visit http://www.parkervision.com.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2014 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2015. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman	Don Markley
Chief Financial Officer	The Piacente Group
ParkerVision, Inc.	212-481-2050
904-732-6100, cpoehlman@parkervision.com	parkervision@tpg-ir.com